Filed Pursuant to Rule 433

Registration Statement No. 333-185534

September 25, 2013

RLI CORP.

$150,000,000 4.875% Senior Notes due 2023

This term sheet should be read together with RLI Corp.’s preliminary prospectus supplement dated September 25, 2013 to the prospectus dated December 17, 2012.

Issuer:	RLI Corp.

Legal Format:	SEC registered

Title of Securities:	4.875% Senior Notes due 2023

Expected Ratings (Moody’s / S&P):*	Baa2 (stable) / BBB+ (stable)

Principal Amount:	$150,000,000

Trade Date:	September 25, 2013

Settlement Date:	October 2, 2013 (T+5)

Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year, beginning March 15, 2014

Stated Maturity Date:	September 15, 2023

Benchmark Treasury:	2.500% due August 15, 2023

Benchmark Treasury Price / Yield:	99-01 / 2.612%

Spread to Benchmark Treasury:	+230 bps

Yield:	4.912%

Coupon (Interest Rate):	4.875%

Issue Price (Price to Public):	99.714% of the principal amount

Optional Redemption:	Make-whole call at any time at Treasury + 35 bps

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Keefe, Bruyette & Woods, Inc.

CUSIP/ISIN:	749607AC1 / US749607AC13

Denominations/Multiple:	Minimum of $2,000 and integral multiples of $1,000 in excess thereof

*Note: The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each of the security ratings above should be evaluated independently of any other security rating.

This communication is intended for the sole use of the person to whom it is provided by the sender.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or Keefe, Bruyette & Woods, Inc. toll-free at 1-800-966-1559.

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